Exhibit 10.4

CONFIDENTIAL

September 29, 2021

Jim Cerna

Loop Media, Inc.

700 N Central Avenue, Suite 430

Glendale, CA 91203

Dear Jim:

This letter confirms our conversations regarding the details of your ongoing employment and engagement with Loop Media, Inc. (the “Company”) as you transition from the role of Chief Financial Officer (“CFO”), effective September 29, 2021, and assist in certain of the Company’s strategic initiatives and sets forth the terms and conditions of that employment and/or engagement.

Effective September 30, 2021, your new role will be as Head of Strategic Initiatives at a rate of $17,500 per month, subject to periodic review and adjustment by the Company in its discretion. Among other things, your role will be to assist in the Company’s transition to a new CFO and to assist the Company in evaluating certain strategic business opportunities. The time period for the transition (the “Transition Period”) is expected to be 60 days. During the Transition Period, you will use your best good faith efforts to assist with the transition to the new CFO, including providing historical insight and other information for purposes of any potential up list of the Company to a national securities exchange and the preparation of any periodic reports. If the Company determines you have acted in a manner that is unprofessional, uncooperative or otherwise engage in conduct that constitutes cause in the Company’s discretion, the Company reserves the right to end your employment sooner.

During the Transition Period, you will be entitled to participate in all of its then-current customary employee benefit plans and programs, and in all events subject to eligibility requirements, enrollment criteria, and the other terms and conditions of such plans and programs. The Company reserves the right to change or rescind its benefit plans and programs and alter employee contribution levels in its discretion.

By executing this letter below, you reaffirm that during your employment thus far, and continuing through the Transition Period, you shall not use or disclose, in whole or in part, the Company’s or its clients’ trade secrets, confidential and proprietary information, including client lists and information, to any person, firm, corporation, or other entity for any reason or purpose whatsoever other than in the course of your employment with the Company or with the prior written permission of the Company’s CEO.

From the end of the Transition Period to June 1, 2022 and conditioned upon you signing the Company’s form of transition and separation and general release agreement (the “Separation Agreement”) and complying with all of its terms, the Company agrees to allow you to continue receiving your regular base salary and benefits, but working a reduced work schedule, during which you will provide strategic assistance and support to the Company as referenced in the Separation Agreement.

You also will be required to execute the non-disclosure and invention assignment agreement (the “Non-Disclosure and Invention Assignment Agreement”) in substantially the form annexed to this letter as Exhibit A, and the Loop Media, Inc. Insider Confidentiality and Insider Trading Compliance Certificate (the “Insider Trading Compliance Certificate”) in the form annexed to this letter as Exhibit B, the terms of which are in addition to the terms of this letter.

Please sign your name at the end of this letter to signify your understanding and acceptance of these terms and that no one at the Company has made any other representation or warranty to you.

Sincerely,

By:
Name: Jon Niermann
Title: CEO

Agreed to and Accepted by:

	Date:	9/29/2021
Jim Cerna

EXHIBIT A

Loop Media, Inc. Non-Disclosure and Invention Assignment Agreement

(see attached)

LOOP MEDIA, INC.

NON-DISCLOSURE AND INVENTION ASSIGNMENT AGREEMENT

This Non-Disclosure and Invention Assignment Agreement (“Agreement”) is made by and between Loop Media, Inc. (hereinafter referred to as “Employer” or “Company”), and Jim Cerna (hereinafter referred to as “Employee”).

RECITALS

A.	Employer desires to employ Employee and Employee desires to become employed by the Company.

B.	Employee will, by virtue of her/his employment with Employer, become privy to Employer’s “Confidential Information” (defined below).

C.	Employee’s position, duties, compensation, and benefits will be communicated orally or set forth under separate writing and may change from time to time in the sole discretion of the Company. The terms of Sections 2-8 and 13 of this Agreement shall survive the termination of Employee’s employment with the Company.

D.	Employer would not agree to employ Employee absent Employee’s execution of this Agreement agreeing to abide by the restrictive covenants herein.

NOW, THEREFORE, in consideration of Employer’s hiring Employee as an at-will Employee and Employee’s execution of this Agreement, Employee and Employer agree as follows:

AGREEMENT

1.	Exclusive Employment

During her/his employment with Employer, Employee shall devote her/his full professional time and attention exclusively to rendering services to Employer. Employee will at all times exercise a duty of loyalty to Employer, act in good faith, as an honest and prudent person, in a manner that he believes is in the best interests of the Employer and in a manner that will promote the Company’s goodwill. Employee shall not work for, or be connected with, or concerned in, any other business, directly or indirectly, alone or in association with, others without the prior approval of the Company. Employee may, however, accept service as a board member of charitable or community organizations where such service will be beneficial to the community, to Employer or to Employee’s personal development. Additionally, Employee shall not be prohibited from making passive investments in other noncompeting businesses, provided such investments do not require Employee’s participation in management or operations.

2.	Confidential Information

Employee hereby understands and acknowledges that because of Employee's experience with and relationship to the Company, in the course of her/his Term of Employment he will acquire knowledge and will have access to and learn about confidential, secret and proprietary documents, materials, data, and other information, in tangible and intangible form, of and relating to the Company and its businesses ("Confidential Information"). Employee further understands and acknowledges that this Confidential Information and the Company's ability to reserve it for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure of the Confidential Information by Employee might cause the Company to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages and criminal penalties.

For purposes of this Agreement, Confidential Information includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, source codes, object codes, applications, operating systems, software design, web design, databases, device configurations, embedded data, compilations, metadata, technologies, manuals, records, articles, systems, content, sources of content, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, payroll information, personnel information, employee lists, content provider lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, notes, communications, algorithms, product plans, service plans, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, distributor lists, customer information, customer lists, client information and client lists of the Company or its businesses or any existing or prospective customer, content provider, investor or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence.

Employee understands and acknowledges that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

Employee understands and acknowledges that Confidential Information developed by him in the course of her/his employment by the Company shall be subject to the terms and conditions of this Agreement as if the Company furnished the same Confidential Information to Employee in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to Employee, provided that such disclosure is through no direct or indirect fault of Employee or person(s) acting on Employee's behalf.

For purposes of this Agreement, all information regarding specific prospective and existing customers and clients of the Company and other individuals and businesses with whom the Company does business is collectively referred to as "Customer/Client Information" and includes, but is not limited to, names, phone numbers, addresses, email addresses, order history, order preferences, chain of command, pricing information, and other information identifying facts and circumstances specific to the customer/client and relevant to sales/services. All books, records, accounts and information relating in any manner to the Customer/Client Information, whether prepared by Employee or otherwise coming into Employee's possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of Employee's employment hereunder or on the Company's request at any time.

Upon termination of Employee’s employment with Employer or at any time sooner upon demand, regardless of whether such termination is voluntary, involuntary, or with or without cause, all records containing Confidential Information, including, but not limited to, all notes, memos, plans, records, letters, emails, reports, magnetic tapes, magnetic diskettes and other tangible materials, including copies thereof in Employee’s possession, whether prepared by Employee or by others, shall be left with Employer.

All Confidential Information is the property of Employer. No license or other rights to Confidential Information are granted or implied by this Agreement.

3.	Disclosure and Use Restrictions.

Employee covenants and agrees to treat all Confidential Information as strictly confidential, and:

(a)	not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and to use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of any of Employee's authorized employment duties to the Company; and

(b)	not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company, except as required in the performance of any of Employee's authorized employment duties to the Company. Employee understands and acknowledges that Employee's obligations under this Agreement regarding any particular Confidential Information begin immediately and shall continue during and after Employee's employment by the Company until the Confidential Information has become public knowledge other than as a result of Employee's breach of this Agreement or a breach by those acting in concert with Employee or on Employee's behalf.

Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. Employee shall promptly provide written notice of any such order to an authorized officer of the Company.

Nothing in this Agreement prohibits or restricts Employee (or Employee's attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization, or any other federal or state regulatory authority regarding a possible securities law violation. In addition, pursuant to the Defend Trade Secrets Act, 18 USC Sections 1833(b)(1) or (2): (a)  Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret if (i) Employee makes such disclosure in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) Employee makes such disclosure in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal; and (b) if an individual files a lawsuit for retaliation by an employer for reporting suspected violation of law, the individual may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (i)  files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

4.	Duration of Confidentiality Obligations

Employee understands and acknowledges that her/his obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon Employee first having access to such Confidential Information (whether before or after he begins employment by the Company) and shall continue during and after her/his employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of Employee's breach of this Agreement or breach by those acting in concert with the Employee or on Employee's behalf.

5.	Intellectual Property

Employer owns all Intellectual Property, hereinafter defined, and Works, hereinafter defined, which Employee has made, conceived, developed, discovered, reduced to practice, or has fixed in a tangible medium of expression, and all Intellectual Property and Works that Employee shall make, conceive, develop, discover, reduce to practice or fix in a tangible medium of expression, alone or with others, either (a) during Employee’s employment by Employer (including past employment by Employer, and whether or not during working hours), or (b) within one year after Employee’s employment ends if the Intellectual Property or Works results from any work Employee performed for Employer or involved the use or assistance of Employer’s facilities, materials, personnel, or Confidential Information.

Employee will promptly disclose to Employer, will hold in trust for Employer’s sole benefit, will assign to Employer and hereby does assign to Employer, all Intellectual Property and Works described in the prior paragraph, including all copyrights (including renewal rights), patent rights, and trade secret rights therein, including those vested and contingent. Employee will waive and hereby does waive any moral rights Employee has or may have in the Intellectual Property and Works described in the prior paragraph. Employee agrees that all Works Employee produces within the scope of her/his employment (which shall include all Works Employee produces related to Employer’s business, whether or not done during regular working hours) shall be considered “works made for hire” so that Employer will be considered the author of the Works under the federal copyright laws. At Employer’s direction and expense Employee will execute all documents and take all actions necessary or convenient for Employer to document, obtain, maintain, or assign its rights to these Intellectual Property and Works. Employer shall have full control over all applications for patents or other legal protection of all Intellectual Property and Works.

“Intellectual Property” means discoveries, developments, concepts, designs, ideas, improvements to existing technology, processes, procedures, machines, products, services, manufacturing, teaching methods, compositions of matter, formulas, algorithms, computer programs and techniques, and all other matters ordinarily intended by the word “intellectual property,” whether or not patentable or copyrightable. “Intellectual Property” also includes all records and expressions of those matters. “Works” means original works of authorship, including interim work product, modifications and derivative works, and all similar matters, whether or not copyrightable.

Pursuant to California Labor Code Section 2870, Employee understands that this Agreement does not apply to any Intellectual Property of Employee’s for which no equipment, supplies, facilities, or trade secret information of Employer was used and which was developed entirely on Employee’s own time, unless (a) the Intellectual Property relates directly to Employer’s business or actual or demonstrably anticipated research or development, or (b) the Intellectual Property results from any work Employee performed for Employer. Employee agrees that the foregoing exclusions are intended to meet the Company’s obligations to comply with the requirements of California Labor Code Section 2870, and understands that the provisions of this Agreement requiring assignment of Intellectual Property to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870.

Employee understands that all Intellectual Property that Employee is currently developing and all Intellectual Property belonging to Employee and made by Employee prior to and not connected with her/his employment with Employer may be excluded from this Agreement, provided that all such Intellectual Property is fully and accurately disclosed in Exhibit A attached to this Agreement. If Employee has not identified any Intellectual Property on Exhibit A, Employee represents that there are no such Intellectual Properties. Unless otherwise agreed to in writing by Employer and Employee, Employee will be deemed to grant Employer a royalty-free, unrestricted license in any Intellectual Property and Works of Employee that he brings to Employer that are used in the course of Employer’s business or that are incorporated into any Intellectual Property or Works that belong to Employer.

6.	Definition of Company

The term "Company" also shall include any existing or future subsidiaries of the Company that are operating during the time periods described herein and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company during the periods described herein.

7.	Acknowledgment by Employee

Employee acknowledges and confirms that the terms of this Agreement are reasonably necessary to protect the legitimate business interests of the Company, and are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind.

Employee further acknowledges and confirms that the compensation payable to Employee under this Agreement is in consideration for the duties and obligations of Employee hereunder, including the restrictive covenants contained in this Agreement, and that such compensation is sufficient, fair and reasonable.

Employee further acknowledges and confirms that her/his full, uninhibited and faithful observance of each of the covenants contained in this Agreement will not cause her/him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair her/his ability to obtain employment commensurate with her/his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and her/his family and the satisfaction of the needs of her/his creditors.

Employee acknowledges and confirms that the Confidential Information is such as would cause the Company serious injury or loss if he were to use such Confidential Information to the benefit of a competitor or were to compete with the Company in violation of the terms of this Agreement.

Employee further acknowledges that the restrictive covenants contained in this Agreement are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company's successors and assigns.

Employee expressly agrees that upon any breach or violation of the provisions of this Agreement, the Company shall be entitled, as a matter of right, in addition to any other rights or remedies it may have, to: (a) temporary and/or permanent injunctive relief in any court of competent jurisdiction as described herein; and (b) such damages or other relief as are provided at law or in equity without being required to post a bond or other security.

Employee acknowledges that the existence of any claim or cause of action against the Company or its affiliates, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement of the restrictions contained in this Agreement.

8.	No Guarantee of Employment

Employee understands this Agreement is not a guarantee of continued employment and that her/his employment with Employer is at will. Employee further understands and agrees that her/his employment is terminable at any time by Employer or Employee, with or without cause or prior notice.

9.	Extension of Time

If Employee shall be in violation of any provision of this Agreement, then each time limitation set forth in this Agreement shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from such violation in any court, then the covenants set forth in this Agreement shall be extended for a period of time equal to the pendency of such proceeding including all appeals by Employee.

10.	No Conflicting Agreements

Employee is not a party to any agreements, such as a noncompetition agreement, that limit her/his ability to perform her/his duties for Employer.

11.	Use of Third-Party Information

Employee hereby represents, warrants and covenants that he will not, during the period of her/his employment with the Company and in the course of carrying out her/his responsibilities to the Company, make any improper use or disclosure of information to which any third party has a rightful claim of ownership or that is subject to an ongoing obligation of confidentiality to any third party, particularly any prior employers of Employee. Employee further represents, warrants and covenants that he will not bring onto the premises of the Company or share with any other Employee or agent of the Company any manuals, procedures, data, documents, or other such information acquired in connection with Employee’s previous employment unless he has written permission from such previous employer to do so.

12.	Successor in Interest

This Agreement shall be binding upon and inure to the benefit of any successor in interest of Employer. This Agreement may not be assigned by Employee.

13.	Governing Law

This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California, without regard to principles of conflict of laws.

14.	Jurisdiction and Venue

The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this Agreement occurred or shall occur in Los Angeles County, California, and that, therefore, without limiting the jurisdiction or venue of any other federal or state courts, each of the parties irrevocably and unconditionally: (a) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement which is expressly permitted by the terms of this Agreement to be brought in a court of law, shall be brought in the courts of record of the State of California in Los Angeles County or the court of the United States, Central District of California; (b) consents to the jurisdiction of each such court in any such suit, action or proceeding; (c) waives any objection which it or he may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (d) agrees that service of any court papers may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws or court rules in such courts.

15.	Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between Employee and the Company (or any of its affiliates) with respect to such subject matter. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and Employee.

16.	Notices

All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed electronic transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or e-mail or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three days after deposit in the U.S. mail. Notice shall be sent: (a) if to the Company, addressed to 700 N. Central Ave., Suite 430, Glendale, California 91203, Attention: Chairman of the Board and General Counsel; and (b) if to Employee, to her/his address as reflected on the payroll records of the Company, or to such other address as either party shall request by notice to the other in accordance with this provision.

17.	Right to Consult with Counsel; No Drafting Party

Employee acknowledges having read and considered all of the provisions of this Agreement carefully, and having had the opportunity to consult with counsel of her/his own choosing, and, given this, Employee agrees that the obligations created hereby are not unreasonable. Employee acknowledges that he has had an opportunity to negotiate any and all of these provisions and no rule of construction shall be used that would interpret any provision in favor of or against a party on the basis of who drafted the Agreement.

18.	Severability

The invalidity of any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, provisions or provisions, section or sections or article or articles had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

19.	Waivers

The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

20.	Damages; Attorneys Fees

Nothing contained herein shall be construed to prevent the Company or Employee from seeking and recovering from the other damages sustained by either or both of them as a result of its or her/his breach of any term or provision of this Agreement. In the event that either party hereto seeks to collect any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the prevailing party shall pay all reasonable costs and attorneys' fees of the other.

21.	Section Headings

The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

22.	Rules of Interpretation

Except as otherwise expressly provided in this Agreement, the following rules shall apply to this Agreement: (a) words in the singular include the plural and words in the plural include the singular; (b) words importing the use of any gender shall include all genders where the context or the party referred to so requires, and the rest of the sentence shall be construed as if the necessary grammatical and terminological changes had been made; (c) the word “or” is not exclusive and “include” and “including” are not limiting; (d) a reference to any agreement or other contract includes any permitted supplements and amendments; (e) a reference to a section or paragraph in this Agreement shall, unless the context clearly indicates to the contrary, refer to all sub-parts or sub-components of any said section or paragraph; and (f) words such as “hereunder”, “hereto”, “hereof”, and “herein”, and other words of like import shall, unless the context clearly indicates to the contrary, refer to the whole of this Agreement and not to any particular clause hereof

23.	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument. A signed copy of this Agreement (including any digital or electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) delivered by electronic mail or other means of electronic transmission of a .pdf or similar file shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

This Agreement has been duly signed by the parties.

LOOP MEDIA, INC.

By		By
	Jim Cerna	Jon Niermann
Chief Executive Officer

DATED:		DATED:

EXHIBIT A

PRIOR INTELLECTUAL PROPERTY

EXHIBIT B

Loop Media, Inc. Insider Confidentiality and Insider Trading Compliance Certificate

(see attached)

Loop Insider
Confidentiality and Insider Trading
Compliance Certificate

Loop Media, Inc. (the “Company”) has adopted policies to help protect confidential information and prevent the improper insider trading or tipping. These policies are attached to this certificate and include:

•	LOOP Employee Confidentiality Policy (the “Confidentiality Policy”)

•	LOOP Insider Trading Conduct Policy (the “Insider Trading Policy”)

This certificate is required to be provided by all officers, directors, employees, advisors, and consultants, as well as any outsiders whom the Compliance Officer may designate as insiders because they have access to material nonpublic information concerning the Company.

I hereby acknowledge that I have received the Confidentiality Policy and the Insider Trading Policy and have reviewed and understand each of such Policies and agree to comply with the terms thereof.

Acknowledged and Agreed,

Signature

JIM CERNA
Name

Date

LOOP Employee Confidentiality Policy

Policy Brief & Purpose

We designed our company confidentiality policy to explain how we expect our employees to treat confidential information. Employees will unavoidably receive and handle personal and private information about clients, partners, and our company. We want to make sure that this information is well-protected.

We must protect this information for two reasons. It may:

●	Be legally binding (e.g. sensitive customer data)

●	Constitute the backbone of our business, providing a competitive edge

Scope

This policy affects all employees, including board members, investors, contractors and volunteers, who may have access to confidential information.

Policy elements

Confidential and proprietary information is secret, valuable, expensive and/or easily replicated. Common examples of confidential information are:

●	Unpublished financial information
●	Data of Customers/Partners/Vendors/Labels
●	Patents, formulas or new technologies
●	Customer lists (existing and prospective)
●	Data entrusted to our company by external parties
●	Pricing/marketing and other undisclosed strategies
●	Documents and processes explicitly marked as confidential
●	Unpublished goals, forecasts and initiatives marked as confidential

Employees may have various levels of authorized access to confidential information.

What employees should do:

●	Lock or secure confidential information at all times
●	Shred confidential documents when they’re no longer needed
●	Make sure they only view confidential information on secure devices
●	Only disclose information to other employees when necessary/authorized
●	Keep confidential documents inside our company's premises or your home

What employees shouldn't do:

●	Use confidential information for personal benefit or profit
●	Disclose confidential information to anyone outside of our company
●	Replicate confidential documents/files and store them on insecure devices

When employees stop working for our company or at any time sooner upon demand, they are obliged to return any confidential files and delete them from their personal devices.

Confidentiality Measures

We'll take measures to ensure that confidential information is well protected. We will:

●	Store and lock paper documents
●	Encrypt electronic information and safeguard databases
●	Ask employees to sign non-compete and/or non-disclosure agreements
●	Require authorization by senior management to allow employees to access certain confidential information

Disciplinary Consequences

Employees who do not respect our confidentiality policy will face disciplinary and, possibly, legal action.

We will investigate every breach of this policy. We will terminate any employee who willfully or regularly breaches our confidentiality guidelines for personal profit. We may also have to punish any unintentional breach of this policy depending on its frequency and seriousness. We will terminate employees who repeatedly disregard this policy, even when they do so unintentionally.

This policy is binding even after separation of employment.

Nothing in this Policy shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. Employee shall promptly provide written notice of any such order to an authorized officer of the Company. Nothing in this Policy prohibits or restricts Employee from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), or any other self-regulatory organization, or any other federal or state regulatory authority regarding this Policy or its underlying facts or circumstances. Employee further acknowledges that pursuant to the Defend Trade Secrets Act, 18 USC Sections 1833(b)(1) or (2): (a)  Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret if (i) Employee makes such disclosure in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) Employee makes such disclosure in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal; and (b) if an individual files a lawsuit for retaliation by an employer for reporting suspected violation of law, the individual may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (i)  files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

LOOP Insider Trading Conduct Policy

Purpose

Anyone who has knowledge of material nonpublic information may be considered an “Insider” for purposes of the federal securities laws prohibiting insider trading. As a result, it is a violation of the policy of Loop Media, Inc. (the “Company”) and the federal securities laws for any officer, director, employee, advisor, or consultant of the Company to:

•	trade in securities of the Company while aware of “material nonpublic information” concerning the Company or

•	communicate, “tip” or disclose material nonpublic information to outsiders so that they may trade in securities of the Company based on that information.

To prevent even the appearance of improper insider trading or tipping, the Company has adopted this Insider Trading Policy (“Policy”) for all of its officers, directors, employees, advisors or consultants and their family members, as well as for others who have access to information through business relationships with the Company.

The consequences of prohibited insider trading or tipping can be severe. Violation of this Policy by any Insider may result in disciplinary action by the Company up to and including immediate termination for cause. Moreover, persons violating insider trading or tipping rules may be required to:

•	disgorge the profit made or the loss avoided by the trading, whether received by the insider or someone receiving a tip

•	pay significant civil penalties, and

•	pay a criminal penalty and serve time in jail

In addition to individual sanctions, the Company may also be required to pay civil or criminal penalties.

Scope

A.  Covered Persons

This Policy covers all directors, officers and employees, advisors or consultants of the Company and their respective family members and any outsiders whom the Compliance Officer (referenced below) may designate as Insiders because they have access to material nonpublic information concerning the Company (“Insiders”).

B.  Covered Transactions

The Policy applies to any and all transactions in the Company's securities. For purposes of the Policy, the Company's securities include its common stock, options to purchase or sell common stock and any other type of securities that the Company may issue, such as preferred stock, convertible debentures, warrants and exchange-traded options or other derivative securities and short sales (collectively, “Company Securities”). Transactions in Company Securities include not only market transactions, but also private sales of Company Securities, pledges of Company Securities to secure a loan or margin account, as well as charitable donations of Company Securities.

Policy Delivery

The Policy will be delivered to all Insiders. Upon first receiving a copy of the Policy or any revised versions, each recipient must sign an acknowledgment that he or she has received a copy of the Policy and agrees to comply with the Policy's terms.

Section 16 Persons and Designated Employees

A.  Section 16 Persons.

Each member of the Company's Board of Directors (“Board”) and those officers of the Company designated by the Board to be Section 16 officers of the Company are subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934 and the underlying rules and regulations promulgated by the U. S. Securities and Exchange Commission (“SEC”) (“Section 16 Persons”). Section 16 Persons must obtain prior approval of all trades in Company Securities from the Company's Compliance Officer in accordance with the procedures set below.

B.  Designated Employees.

In addition to Section 16 Persons, the Compliance Officer may designate additional officers and employees as “Designated Employees.” Designated Employees are those officers or employees or outside consultants or contractors that the Company considers, because of their duties, to have regular access to material nonpublic information. In addition to the Policy's general proscription against insider trading or tipping, Designated Employees must comply with additional trading restrictions detailed below.

Definition of “Material Nonpublic Information”

Material Information

“Material Information” is any information about the Company that a reasonable investor would consider important in making an investment decision to buy or sell the Company's Securities. If an investor would want to buy or sell securities based in part on the information, the information should be considered material. In simple terms, material information is any type of information that could reasonably be expected to affect the price of Company Securities. While it is not possible to identify all information that would be deemed “material,” the following types of information ordinarily would be considered material:

• financial performance, especially quarterly and year-end earnings;

• significant changes in financial performance outlook or liquidity of the Company as a whole or of a reporting segment of the Company's business;

• company projections that significantly differ from external expectations;

• potential mergers and acquisitions or the sale of significant Company assets or subsidiaries;

• new major contracts, orders, suppliers, customers or finance sources, or the loss thereof;

• major discoveries or significant changes or developments in products or product lines, research or technologies;

• approvals or denials of requests for regulatory approval by government agencies of products, patents or trademarks;

• significant changes or developments in supplies or inventory, including significant product defects, recalls or product returns;

• significant pricing changes;

• stock splits, public or private securities/debt offerings or changes in Company dividend policies or amounts;

• significant changes in management;

• significant labor disputes or negotiations, including possible strikes;

• actual or potential exposure to major litigation, or the resolution of such litigation;

• possible proxy contests;

• imminent or potential changes in the Company's credit rating by a rating agency;

• voluntary calls of debt or preferred stock of the Company;

• the contents of forthcoming publications that may affect the market price of Company Securities;

• statements by stock market analysts regarding the Company and/or its securities;

• significant changes in sales volumes, market share, production scheduling, product pricing or mix of sales;

• analyst upgrades or downgrades of a Company Security;

• significant changes in accounting treatment, write-offs or effective tax rate;

• impending bankruptcy or financial liquidity problems of the company or one of its subsidiaries or significant business partners;

• gain or loss of a substantial customer or supplier; or

• a significant cybersecurity incident experienced by the company that has not yet been made public.

Nonpublic Information

Information is considered “nonpublic” until it has not been widely disseminated to the public through SEC filings, major newswire services, national news services and financial news services and there has been sufficient time for the market to digest that information. For the purposes of this Policy, information will be considered public after the close of trading on the second full business day after the Company's widespread public release of the information. Thus, no transaction should take place until the third business day after the disclosure of the material information.

Statement of Company Policy and Procedures

Prohibited Activities

No Insider may trade in Company Securities while aware of material nonpublic information concerning the Company.

No Insider may trade in Company Securities during any special trading blackout periods as designated by the Compliance Officer. The deviation of any blackout period as well as those Insiders subject to the blackout shall be determined by the Compliance Officer. Moreover, the Insider will not disclose to any person the applicability of a special blackout period without prior permission of the Compliance Officer.

No Section 16 Person or Designated Employee may trade in Company Securities without prior written approval of the Compliance Officer under the procedures set forth below. To the extent possible, Section 16 Persons and Designated Employees should retain all records and documents that support their reasons for making each trade.

No Section 16 Person or Designated Employee may trade in Company Securities outside of the applicable “trading windows” described below.

The Compliance Officer may not trade in Company Securities unless the trade(s) have been approved by the Chief Financial Officer or Chief Executive Officer in accordance with the procedures set forth below.

No Insider may “tip” or disclose material nonpublic information concerning the Company to any outside person, including family members, even if that person is expected to hold such “tip” in confidence, unless required as part of that Insider's regular duties for the Company or authorized by the Compliance Officer. In the case of inadvertent disclosure to an outside person, the Insider must advise the Compliance Officer as soon as the inadvertent disclosure has been discovered. To protect against inadvertent disclosures, all inquiries from outsiders regarding material nonpublic information about the Company must be forwarded to the Compliance Officer or the Head of Investor Relations.

No Insider may give trading advice of any kind about the Company to anyone, whether or not such Insider is aware of material nonpublic information about the Company.

No Insider may trade in any interest or position relating to the future price of Company Securities, such as a put, call or short sale.

Without the specific prior approval of the Compliance Officer, the Chief Executive Officer or the Board of Directors, no Insider shall accept outside employment, as a consultant, independent contractor or employee, where the Insider is being compensated for the Insider's knowledge of the Company or the industry or potential products of the Company.

Without the specific prior approval of the Compliance Officer, the Chief Executive Officer or the Board of Directors, no Insider shall respond to market rumors or otherwise make any public statements regarding the Company or its prospects. This includes responding to or commenting on Internet-based bulletin boards or social media platforms. If you become aware of any rumors or false statements, you should report them to the Compliance Officer.

Trading Windows and Blackout Periods

Provided that no other restrictions on trading in Company Securities apply, Section 16 Persons and Designated Employees may trade in Company Securities during and only during the period beginning at the close of trading three full trading days following the Company's widespread public release of quarterly or year-end earnings and ending on the last trading day of the second month following the end of the preceding quarter.

Notwithstanding the above provisions, any Section 16 Person or Designated Employee who is aware of material nonpublic information concerning the Company may not trade in Company Securities even during a trading window until two business days after such material nonpublic information has been subject to the Company's widespread public release of the information.

No Insiders identified by the Compliance Officer as being subject to a special blackout period may trade in Company Securities during such special blackout period. The Compliance Officer may, following consultation with the Chief Financial Officer or Chief Executive Officer, declare such special blackout periods from time-to-time as conditions warrant. No Insider, whether or not subject to a special black out period, may disclose to any outside third party that a special blackout period has been designated.

Procedures for Approving Trades by Section 16 Individuals

No Section 16 Person or Designated Employee may trade in Company Securities until:

•	the Section 16 Person or Designated Employee seeking to trade has notified the Compliance Officer in writing before at least one business prior to the proposed trade and the amount and nature of the proposed trade; and

•	the Section 16 Person or Designated Employee seeking to trade has certified in writing to the Compliance Officer before no more than one business day prior to the proposed trade(s) that he or she is not aware of material nonpublic information concerning the Company.

If the Compliance Officer desires to complete any trades involving Company Securities, he or she must first obtain the approval of the Chief Executive Officer or the Chief Financial Officer of the Company.

The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer (or, in the case of any trade by the Compliance Officer, the Chief Executive Officer or the Chief Financial Officer of the Company) to approve any trades requested by Section 16 Persons or the Compliance Officer.

All trades approved under this section must be exercised within 2 days of the approval (the “Approval Period”). Provided, however, if the Insider comes into possession of material nonpublic information before trading, the Insider may not trade. Trades not exercised within the Approval Period require new approval from the Compliance Officer.

Exceptions to Application of Policy

Employee Benefit Plans

The trading prohibitions and restrictions set forth in this Policy do not apply to periodic contributions by the Company or employees to the any Loop Stock Purchase Plan (“SPP”) pursuant to the terms and conditions of those plans, if any. However, no officer or employee may alter his or her instructions regarding the purchase or sale of Company Securities in such plans:

•	while aware of material nonpublic information;

•	in the case of Section 16 Persons or Designated Employees, prior to receiving approval of the purchase or sale as described above; and

•	in the case of Section 16 Persons and Designated Employees, while any applicable trading window is closed or applicable special blackout period is in effect.

Stock Option Plans.

Insiders may exercise company stock options where no company stock is sold in the market. Cashless sales—e.g., “cashless sales” where company stock is sold to pay for exercising the options—are considered under this Policy to be transactions in Company Securities and must comply with the provisions of this Policy, including the applicability of any prior approval, trading window or blackout period requirements as they may apply to an Insider. No cashless sale is permitted when the insider is in possession of material, nonpublic information, except as provided below.

Rule 10b5-1 Plans

Exchange Act Rule 10b5- l was adopted by the SEC to protect persons from insider trading liability for transactions under a written trading plan previously established at a time when the insider did not possess material nonpublic information. Under a properly established 10b5-1 plan with respect to securities (a “10b5-1 Plan”), Insiders may complete transactions in Company Securities at any time, including during blackout periods and outside trading windows or even when the Insider possesses material nonpublic information. Thus a 10b5-1 Plan offers an opportunity for Insiders to establish a systematic program of transactions in Company Securities over periods of time that might include periods in which such transactions would otherwise be prohibited under the federal securities laws or this policy. A variety of arrangements can be structured to meet the requirements of Rule 10b5-1. In particular, a 10b5-1 Plan can take the form of a blind trust, other trust, pre-scheduled stock option exercises and sales, pre-arranged trading instructions and other brokerage and third-party arrangements over which the Insider has no control once the plan takes effect.

Insiders who desire to implement a 10b5-1 Plan must first obtain approval of the plan by the Compliance Officer. To be eligible for approval, the 10b5-1 Plan:

•	must be established during a trading window (and not during any black out period);

•	must be in writing;

•	must either irrevocably set forth the future date or dates on which purchase or sale of securities are to be made, the prices at which the securities are to be purchased or sold, the broker who will be responsible for effecting the transactions (or method of transaction if not through a broker), or provide a formula for determining the price of the securities to be purchased or sold and the date or dates on which the transactions are to be completed;

•	may not permit the direct or indirect exercise of any influence over the timing or terms of the purchase or sale by the Insider; and

•	may not take effect until 60 days after the plan is approved by the Compliance Officer.

The Compliance Officer will maintain a copy of all 10b5-1 Plans.

The Insider must provide the Compliance Officer written notice of any termination or modification (in which case, the modification must be approved in writing by the Compliance Officer prior to effectiveness and may not take effect until 60 days after the plan is approved by the Compliance Officer.

Reporting of Violations

Any Insider who violates this Policy or any federal, state or self regulatory organization (“SRO”) rule or law governing insider trading or tipping, or knows of any such violation by any other Insider, must report the violation immediately to the Compliance Officer. Upon receipt of notice of a potential violation of this Policy, the Compliance Officer:

•	shall make inquiry either through the office of the General Counsel or with assistance of outside counsel, to determine whether a violation may have occurred;

•	shall report the potential violation of this Policy to the Board of Directors if the Compliance Officer concludes a violation occurred or if the Compliance Officer is unable to conclude that no violation occurred; and

•	upon determining that any such violation has occurred, in consultation with the Company's Disclosure Committee and, where appropriate, the Chair of the Board, will determine whether the Company should release any material nonpublic information.

If the Compliance Officer or Board of Directors determines that a violation of the Policy occurred, they may discipline the Insider, including immediate termination. The Board of Directors may also report the violation to federal or state law enforcement agencies and/or applicable SRO.

VIII. Inquiries

Please direct all inquiries regarding any of the provisions or procedures of this Policy to the Compliance Officer.

Insider Trading Compliance Officer

The Company has designated Patrick J. Sheil, as its Insider Trading Compliance Officer. The Insider Trading Compliance Officer, in consultation with the Company's Chief Financial Officer and/or Chief Executive Officer, will review and either approve or prohibit all proposed trades by Section 16 Persons in accordance with the procedures set forth above.

In addition to the trading approval duties described above, the duties of the Insider Trading Compliance Officer shall include the following:

•	administering this Policy and monitoring and enforcing compliance with all Policy provisions and procedures;

•	with the assistance of Human Resources, overseeing the training of new and existing officers, directors, employees and others on the requirements of this Policy;

•	responding to all inquiries relating to this Policy and its procedures;

•	designating and announcing special trading blackout periods during which Insiders, that the Insider Trading Compliance Officer determines, may not trade in Company Securities;

•	providing copies of this Policy and other appropriate materials to all current and new directors, officers, employees and such other persons whom the Insider Trading Compliance Officer determines may regularly have access to material nonpublic information concerning the Company, and assuring that human resources has collected and maintained the required certification of employee receipt of the Policy;

•	administering, monitoring and enforcing compliance with all federal, state and SRO insider trading statutes, regulations and rules;

•	proposing recommendations for revisions to the Policy to the Board of Directors as necessary to reflect changes in insider trading laws, regulations or rules of any federal or state governmental body or SRO; and

•	maintaining as Company records originals or copies of all documents required by the provisions of this Policy or the procedures set forth herein, and copies of all required SEC reports relating to insider trading.

The Insider Trading Compliance Officer may designate one or more individuals who may perform the Compliance Officer's duties in the event that the Insider Trading Compliance Officer is unable or unavailable to perform such duties.